EXHIBIT 99.1


                      THE TRAVELERS INDEMNITY COMPANY
                      AGENCY CAPITAL ACCUMULATION PLAN

                          as of ____________  __, 1995


SECTION 1.  Purpose of the Plan.

          The name of this plan is THE TRAVELERS INDEMNITY COMPANY AGENCY CAPITAL ACCUMULATION PLAN (the "Plan"). The purpose of the Plan is to enable THE TRAVELERS INDEMNITY COMPANY ("Indemnity"), an indirect wholly owned subsidiary of Travelers Group Inc. (the "Company"), and certain insurance Subsidiaries (as hereinafter defined) to attract, retain and motivate Agen-cies (as hereinafter defined), to compensate them for their contributions to the growth and profits of the Company and to encourage ownership of common stock, par value $.01 per share (the "Common Stock"), in the Company on the part of such Agencies.


SECTION 2.  Definitions

          For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "Agency" means an independent property-casualty insurance agency appointed by Indemnity or any other insurance Subsidiary of the Company.

          (b) "Annual Premium" with respect to any given year means an annual written property-casualty premium in the Business Included (as defined in the Agency Benefit Agreements) between a Participant and Indemnity.

          (c) "Base Year" means the calendar year for which a Profit Sharing award is earned.

          (d)  "Board" means the Board of Directors of the Company.

          (e) "Cause" means, for purposes of the Plan, the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise, as determined in the sole discretion of the Committee.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (g) "Committee" means the Nominations and Compensation Committee of the Board or such other committee as may be appointed by the Board from time to time.

          (h) "Common Stock" means the common stock of the Company, par value $.01 per share.

          (i)  "Company" means Travelers Group Inc., a Delaware corporation.

          (j) "Eligible Agency" means an Agency selected by the Committee pursuant to Section 3.







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          (k)  "Indemnity" means The Travelers Indemnity Company, a Connec-
     ticut corporation and an indirect wholly owned subsidiary of the Company.

          (l) "Participant" means an Eligible Agency that elects to participate in the Plan.

          (m) "Profit Sharing" shall have the meaning set forth in the Agency Benefit Agreement between a Participant and Indemnity as in effect for the Base Year.

          (n) "Restricted Period" means the three-year period (or such other period determined by the Committee) together with any extension thereof approved pursuant to the Plan, commencing on the date of the award.

          (o) "Restricted Stock" means an award of shares of Common Stock that is subject to the restrictions and potential forfeiture set forth in Section 5.

          (p) "Restricted Stock Award Agreement" means an agreement between the Participant and the Company evidencing the award.

          (q) "Subsidiary" means any corporation 50% or more of the total combined voting power of all classes of stock of which is owned, directly or indirectly, by the Company.


SECTION 3.  Eligibility and Participation.

          The Eligible Agencies under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among the Agencies.


SECTION 4.  Amount and Form of Awards.

          (a) Minimum Profit Sharing that must be earned before a Restricted Stock election can be made and the minimum and maximum awards that can be elected under the Plan, shall be determined by the Committee in its sole discretion. Agencies that earn the minimum Profit Sharing described below may elect to receive up to the maximum award of Restricted Stock as described below (which may be designated as a per-centage of Profit Sharing) in lieu of a percentage of Profit Sharing in accordance with a timely election by such Agency. For Eligible
Agencies electing to participate, unless otherwise established by the Committee, with respect to Profit Sharing for either Commercial Lines or Personal Lines, separately and not in the aggregate: (i) the minimum
Profit Sharing from which a Restricted Stock award may be elected will be $15,000 in respect of either Commercial or Personal Lines, (ii) the minimum Profit Sharing that can be received as Restricted Stock will be equal to $2,500, and (iii) the maximum award will be 50% of Profit Sharing. An election to receive Restricted Stock in lieu of Profit Sharing shall be of no force or effect unless made in accordance with the administrative procedures established by the Committee from time to time, including, without limitation, timely receipt by the Company of an annual election form. Awards of Restricted Stock will be made in lieu of cash payment of the designated percentage of the Participant's Profit Sharing and will be granted at such time as the Committee may in its sole discretion determine,



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and the Committee may also in its sole discretion provide for alternative methods for grants of awards. A Participant will receive such award in Restricted Stock.

          (b) The maximum number of shares of Common Stock that may be issued under the Plan as Restricted Stock shall be not more than 350,000 shares of Common Stock, subject to adjustment as provided in Section 7, and such shares of Common Stock may be authorized but unissued shares, or previously issued shares reacquired by the Company, or both. In the event Restricted Stock is forfeited prior to the end of the Restricted Period, the shares of Common Stock subject to such award of Restricted Stock will become available for future awards.


SECTION 5.  Restricted Stock.

          (a) The number of shares of Restricted Stock awarded to a Participant under the Plan will be determined by a formula or formulas approved by the Committee. In order to reflect the impact of the restric-tions on the value of the Restricted Stock, as well as the possibility of forfeiture of Restricted Stock, the fair market value of the Common Stock shall be discounted by a factor of 25% in determining the number of shares of Restricted Stock to be awarded. The Committee may, where it deems appropriate, and in its sole discretion, provide for an alternative discount factor. For purposes of this Plan, the fair market value of the Common Stock for an award will be the average of the closing prices of the Common Stock on the Composite Tape of the New York Stock Exchange for the five consecutive trading days prior to the date of the award. The dollar value of an award will be divided by the discounted market value (as described above) to determine the number of shares of Restricted Stock in an award.
The value of fractional shares will be paid currently in cash.

          (b) A Participant shall not have any rights with respect to an award, unless or until such Participant has executed a Restricted Stock Award Agreement and has delivered a fully executed copy thereof to the Company, within a period of 60 days after the date of the award (or such shorter period after the date of award as the Committee may specify). Each Participant who is awarded Restricted Stock may, but need not, be issued a stock certificate in respect of such Restricted Stock. A "book entry" (i.e., a computerized or manual entry) shall be made in the records of the Company to evidence an award of Restricted Stock to a Participant where no certificate is issued in the name of the Participant. Such Company records shall, absent manifest error, be binding on the Participants. Each certificate, if any, registered in the name of a Participant shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

          "The transferability of the certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of The Travelers Indemnity Company Agency Capital Accumulation Plan and a Restricted Stock Award Agreement entered into between the registered owner and Travelers Group Inc. Copies of such Plan and Agreement are on file in the offices of Travelers Group Inc."

          The Committee shall require that any stock certificate issued in the name of a Participant evidencing Restricted Stock be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of such issuance of a certificate for Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Restricted Stock covered by such certificate.

          (c) The Restricted Stock awarded pursuant to this Section 5 shall be subject to the following restrictions and conditions:



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               (i)  Subject to the provisions of the Plan and the Restrict-
          ed Stock Award Agreements, during the Restricted Period, the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Stock awarded under the Plan. The Committee may, in its sole discretion, (x) initially provide for an alter-native Restricted Period for a previously granted award (provided that the Committee may not extend the Restricted Period for a previously granted award without the Participant's written consent), (y) during any extension of such Restricted Period, provide for alternative restrictions and (z) provide for the lapse of any such restrictions in installments and accelerate or waive any such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine in its sole discretion.

               (ii) Unless the Committee in its sole discretion shall determine otherwise at or prior to the time of the grant of any award, the Participant shall have the right to direct the vote of its Restricted Stock in accordance with paragraph (e) of this
          Section 5. The Participant shall have the right to receive any regular dividends or dividend equivalents on such Restricted Stock. The Committee shall in its sole discretion determine the Participant's rights with respect to extraordinary dividends on the Restricted Stock.

               (iii) Certificates for Restricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period has expired (or such earlier time as the restrictions may lapse in accordance with paragraph (c)(i) of this Section 5) without forfeiture in respect of such Restricted Stock.

          (d)  Subject to the provisions of paragraph (c)(i) of this
Section 5, the following provisions shall apply to a Participant's Restricted Stock prior to the end of the Restricted Period (including extensions):

               Restricted Stock will be awarded, and will be subject to forfeiture, based upon separate determina-tions of performance in each of the Commercial Lines and Personal Lines. In the event that in any of the three years immediately following the Base Year such Participant's Annual Premium with Indemnity and any other insurance Subsidiaries of the Company is reduced by (a) 60% or more in Commercial Lines or (b) 50% or more in Personal Lines compared to such Participant's
          Annual Premium with Indemnity and any such company in the Base Year, such Participant will forfeit all Restricted Stock awarded with respect to such Base
          Year related to the Line in which the Annual Premium was reduced. Upon such forfeiture, the Participant will have no further rights in the Restricted Stock or the Profit
          Sharing in lieu of which the Restricted Stock was awarded. The determination of whether there is a reduction in Annual Premiums in any given year compared to the applicable Base Year resulting in forfeiture will be based on Annual Premiums in either Commercial
          Lines or Personal Lines, depending upon whether the Restricted Stock was awarded in lieu of a portion of Commercial Lines Profit Sharing or Personal
          Lines Profit Sharing, and will be made by the Committee, in its sole discretion. In the event any reduction in Annual Premiums resulting in forfeiture is the result of (1) Indemnity or any other insurance
          Subsidiary of the Company withdrawing from a Commercial
          Lines or Personal Lines market that is material for a Participant


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          or (2) Indemnity terminating the Participant's appointment other than for Cause, the Restricted Stock will be forfeited; however, in either case, the Participant will receive a cash payment equal to the Profit Sharing, without interest, in lieu of which the Restricted Stock was awarded under the Plan. For these purposes, material shall be deemed to be 10% of that Participant's Annual Premium writings with Indemnity or any such company with respect to such Line in which the Annual Premium was reduced (Commercial or Personal); provided, however, that the Committee shall have sole discretion to deem any other circumstance or event to be a material withdrawal.

          (e) Unless the Committee, in its sole discretion, shall deter-mine otherwise at or prior to the time of the grant of any award, during the Restricted Period the Restricted Stock shall be voted by the Company's senior administrative officer in charge of administering the Plan, or such other person as the Committee may designate (the "Plan Administrator"), and the Plan Administrator shall vote such shares in accordance with instruc-tions received from the Participants. Restricted Stock as to which no instructions are received shall be voted by the Plan Administrator propor-tionately in accordance with instructions received from the Participants in the Plan.


SECTION 6.  Administration.

          The Plan shall be administered by the Committee which shall be appointed by the Board and which shall serve at the discretion of the Board.

          The Committee shall have the power and authority to grant awards of Restricted Stock to Participants, pursuant to the terms of the Plan.

          In particular, the Committee shall have the authority, among other things:

               (i)    to select those Agencies that are Eligible Agencies;

               (ii) to determine whether and to what extent Restricted Stock is to be awarded to Participants hereunder;

               (iii) to determine the number of shares of Restricted Stock to be covered by each award granted hereunder and the formula for such determination;

               (iv) to determine the terms and conditions, not inconsis-tent with the terms of the Plan, of any award granted hereunder;

               (v) to determine the terms and conditions, not inconsis-tent with the terms of the Plan, which shall govern the Restricted Stock Award Agreement evidencing the Restricted Stock;

               (vi)  to accelerate the vesting of awards;

               (vii) to determine events of forfeiture and any other determination which the Committee has authority to make pursuant to Section 5; and

               (viii) to provide for an alternative Restricted Period; provided that the Committee may not extend the Restricted Period for a previously granted award without the Participant's written consent.



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          The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan; and to other-wise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Indemnity and the Participants.


SECTION 7.  Adjustments upon a Change in Common Stock.

          In the event of any change in the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event if such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan pursuant to Section 4(b), such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.


SECTION 8.  Amendment and Termination

          The Plan may be amended or terminated at any time and from time to time by the Board. Neither an amendment to the Plan nor the termination of the Plan shall without such Participant's written consent adversely affect any right of any Participant with respect to any Restricted Stock theretofore granted.


SECTION 9.  General Provisions.

          (a) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stock-holder approval if such approval is required; and such arrangements may either be generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any Agency any right to continue to represent the Company or a Subsidiary in the sale of insurance or otherwise, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the agency relationship with any of its Agencies at any time. Nothing contained herein is intended or shall be construed to modify or supersede the terms of any existing contracts between an Agency and Indemnity, including but not limited to any agency agreement, any profit sharing agreement or any agency benefits agreement.

          (b) No member of the Board or the Committee, nor any officer or employee of the Company or Indemnity acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

          (c) A Participant's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law and otherwise including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such Participant.



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SECTION 10.  Election Date of Plan.

          The Plan shall be effective on _________________ __, 1995. The Plan shall remain effective until terminated by the Board in accordance with Section 8.





















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The Travelers Indemnity Company
- -------------------------------
Agency Capital Accumulation Plan             Registration and Election Form
- --------------------------------             ------------------------------

Agency Name:
Agency Address:
Agency Producer Code:

COMMERCIAL LINES

Please deduct the lesser of ____% (up to 50%) or $____ (not less than $2,500) from my [base year] _____ profit-sharing payment and apply that amount to the purchase of shares of common stock of Travelers Group Inc. in accordance with the terms of The Travelers Indemnity Company Agency Capital Accumula-tion Plan.

Agency must earn a minimum $15,000 Commercial Lines profit-sharing payment to participate.

Minimum amount to be applied to common stock purchases is $2,500.

PERSONAL LINES

Please deduct the lesser of ___% (up to 50%) or $___ (not less than $2,500) from my [base year] _____ profit-sharing payment and apply that amount to the purchase of shares of common stock of Travelers Group Inc. in accordance with The Travelers Indemnity Company Agency Capital Accumulation Plan.

Agency must earn a minimum $15,000 Personal Lines profit-sharing payment to participate.

Minimum amount to be applied to common stock purchases is $2,500.

It is understood, agreed and acknowledged that Agency's participation and election herein is in all respects subject to and governed by the terms of The Travelers Indemnity Company Agency Capital Accumulation Plan and a Prospectus that has been delivered to Agency. Agency acknowledges that elections under the Plan are made before Agency will know whether it will be eligible to participate. All awards will be subject to execution of a Restricted Stock Award Agreement.


______________________             _______________________
Signature                          Date

______________________             _______________________
Name                               Title



RETURN FORM TO:
                        Agency Marketing (2CR)
                        Travelers Insurance
                        One Tower Square
                        Hartford, CT  06183

Completed form must be received prior to _______________________. Please keep a copy of this form for your files.